Exhibit 99.1

NEWS RELEASE
Investor Contact:
Janet L. Ford, Investor Relations Director
Janet.ford@associatedbank.com
414-278-1890

Media Contact:
Autumn Latimore, Public Relations Director
Autumn.latimore@associatedbank.com
414-278-1860
John F. Bergstrom Joins Associated Banc-Corp Board of Directors
GREEN BAY, Wis. — December 2, 2010 — Associated Banc-Corp has appointed John F. Bergstrom to its Board of Directors, announced Chairman, William R. Hutchinson. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation. Founded in 1974, Bergstrom Corporation, Neenah, Wis., is one of the top 50 largest dealer groups in the United States, with 24 automobile dealerships representing 33 different brands.
“It is an honor to welcome John Bergstrom to Associated’s Board of Directors,” said Hutchinson. “As an accomplished business leader, he brings a tremendous amount of experience and expertise to our Board. We look forward to the important contributions he will make on behalf of our company and our shareholders.”
Bergstrom also brings many years of Board experience to Associated Banc-Corp. He currently serves on the Boards of Directors of Kimberly-Clark Corporation, Wisconsin Energy Corporation, Advance Auto Parts and the Green Bay Packers. A graduate of Marquette University, Bergstrom was honored with an Alumnus of the Year award. He also holds an honorary degree from the Medical College of Wisconsin.
Bergstrom will begin his term immediately. He will stand for election at the company’s annual meeting of shareholders in April 2011. All Associated Banc-Corp directors are elected annually. Bergstrom will also serve on the Associated Bank, N.A. Board of Directors and the Associated Trust Company, N.A. Board of Directors.
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About Associated Banc-Corp
Associated Banc-Corp (NASDAQ: ASBC), headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion. Associated has 281 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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